Press Release	Source: UCN Inc.

UCN Gets Approvals for TransTel Acquisition

Tuesday July 5, 8:35 am ET

SALT LAKE CITY--(BUSINESS WIRE)--July 5, 2005--UCN Inc. (OTCBB:UCNN - News), a provider of on-demand contact center application services and business telecommunication services delivered over the UCN national VoIP network, announced today it has obtained all of the required approvals from applicable regulatory agencies for transferring the long distance customer base of TransTel Communications Inc. (TransTel) to UCN. TransTel was a regional telecommunications carrier doing business as TelAmerica in Utah and Colorado, and as ExpressTel in Arizona, California and Nevada. This completes UCN's acquisition of TransTel's business, which was announced May 2, 2005.

For UCN, the acquisition provides:

•	Access to valuable assets without any dilution to the company's equity shareholders.
•	Immediate access to a commercial customer base.
•

Immediate access to network infrastructure enabling UCN to accelerate the rate at which it rolls out the new UCN dedicated connectivity product, enabling customers to connect directly from their location to the UCN Intelligent Network.

•	Access to a seasoned, skilled group of sales and customer support people, enabling UCN to upsell the company's inContact application services into the TransTel base.

Said Paul Jarman, president and CEO of UCN: "During the past two months since announcing the acquisition of TransTel, we have integrated the TransTel employees into our operation and combined their network with the UCN Intelligent Network. We have begun the inContact upsell process within the TransTel customer base. Overall, I am pleased with the progress of this acquisition and the interest we are seeing among this base for inContact."

About UCN Inc.

UCN (OTCBB:UCNN - News) is a provider of contact handling application services and business data and voice services, delivered over its national VoIP network. The inContact(TM) suite of products includes an integrated package of advanced contact handling, reporting and administration applications and inControl(TM), a unique, rapid application development tool. To learn more about UCN visit www.ucn.net.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company's behalf. All statements, other than statements of historical facts which address the company's expectations of sources of capital or which express the company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statements.

Contact:

UCN Inc.
Jan Johnson, 801-320-3263
jan.johnson@ucn.net
or
Liolios Group Inc.
Scott Liolios or Ron Both, 949-574-3860
scott@liolios.com